Exhibit 10.33

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), dated as of this 20 day of June 2006 (the “Effective Date”), is entered into by and between Vertical Communications Inc. (the “Company”), a Delaware corporation, having offices at 106 Cattlemen Road, Sarasota, Florida 34232 and Ken Clinebell, a citizen of the United States who resides at 10407 Acelia Way, Tampa FL 33626 (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company is engaged in the business of developing and marketing sophisticated communications solutions for small to mid-sized offices, government, and other organizations (the “Business”); and

WHEREAS, the Executive has substantial experience relating to the Business of the Company; and

WHEREAS, the Company desires to employ the Executive as its Chief Financial Officer, Treasurer and Secretary and the Executive desires to accept such employment; and

WHEREAS, this Agreement sets forth the terms and conditions of the employment relationship between the Company and the Executive.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Nature of Employment.

(a) The Company hereby engages the Executive as an employee holding the office of Chief Financial Officer, Treasurer and Secretary, for the “Term” (as hereinafter defined), and the Executive accepts such employment, on the terms and conditions set forth in this Agreement. Throughout the Term, subject to the direction of the board of directors of the Company (hereinafter, the “Board”) and the Company’s executive officers designated by the Board, the Executive shall perform and discharge well and faithfully the duties that may be assigned to him from time to time by the Company in connection with the conduct of its Business.

(b) Throughout the Term hereunder, the Executive will devote such time as is reasonably necessary to the performance of his duties. During the time that the Executive is an employee of the Company and for six (6) months thereafter, the Executive will (i) not engage in any business activities that are directly or indirectly competitive with any business conducted by the Company or any of its subsidiaries or affiliates; (ii) observe and carry out such reasonable rules, regulations, policies, directions and restrictions as may be established from time to time by the Board, including but not limited to, the standard policies and procedures of the Company as in effect from time to time; and (iii) do such traveling as may reasonably be required in connection with the performance of such duties and responsibilities,

(c) The Executive acknowledges that Sections 5 and 6 of this Agreement contain provisions of non-competition and non-disclosure of proprietary information. The Executive expressly agrees that such provisions are reasonable in consideration of the nature of the Executive’s employment with the Company and that such provisions further the legitimate business interests of the Company. The Executive further acknowledges that compliance with these provisions is an important condition to the Executive’s employment with the Company and that failure to comply with these provisions may result in the “For Cause” (as hereinafter defined) termination of this Agreement.

2. Term of Employment.

(a) Subject to prior termination in accordance with paragraph 2(b) below, the initial term of this Agreement and the Executive’s employment hereunder shall be for a period of one (1) year commencing on the Effective Date; and following such period, this Agreement shall thereafter renew for additional consecutive periods of one (1) year, each ending as of the next successive anniversary of the Effective Date; provided, however that the Executive and the Company must each consent in writing to such renewal, and either party may determine in its sole discretion, not to provide such consent in which event this Agreement shall terminate effective as of the end of the expiration of the initial one year period hereof or the one year renewal period then in effect, as the case may be. This Agreement shall automatically terminate upon the death of the Executive. The period when this Agreement shall be in effect, from the Effective Date until its expiration or termination in accordance with provisions hereof, shall be referred to herein as the “Term.”

(b) Without in any way limiting the discretion of the parties as described in the foregoing part (a), this Agreement may also be terminated:

(i) upon mutual written agreement of the Company and the Executive;

(ii) at the option of the Company, upon written notice to the Executive, For Cause;

(iii) at the option of the Company, upon written notice to the Executive, in the event of the “Permanent Disability” (as hereinafter defined) of the Executive;

(iv) at the option of, and upon written notice from, the Executive, with “Good Reason” (as hereinafter defined) within one hundred eighty (180) days of a “Change in Control” (as hereinafter defined); or

(v) at the option of, and upon at least thirty (30) days advance written notice from, the Executive, at the Executive’s sole discretion and convenience .

(vi) at the option of, and for upon at least thirty (30) days advance written notice from, the Company, at the Company’s sole discretion and convenience

(c) As used herein, the term “For Cause” shall mean and be limited to: (i) any willful and material breach of this Agreement by the Executive; (ii) any willful or gross neglect by the Executive of his duties and responsibilities hereunder; (iii) any fraud, criminal misconduct, breach of fiduciary duty, dishonesty, or gross and willful misconduct by the Executive in connection with the performance of his duties and responsibilities hereunder; (iv) the Executive being legally intoxicated or under the influence of illegal or illegally obtained drugs during business hours, or being habitually intoxicated or addicted to drugs (provided that this shall not restrict the Executive from taking physician-prescribed medication in accordance with the applicable prescription); (v) the commission by the Executive of any felony or crime of moral turpitude; (vi) insubordinate disregard of any lawful direction given to the Executive by the Chief Executive Officer or the Board; or (viii) repeated failure or refusal to comply with the Company’s policies and procedures.

(d) As used herein, the term “Permanent Disability” shall mean, and be limited to, any physical or mental illness, disability or impairment that prevents or may reasonably be expected to prevent the Executive from continuing the performance of his normal duties and responsibilities hereunder for a period in excess of four (4) consecutive months. For purposes of determining whether a Permanent Disability has occurred under this Agreement, the written determination thereof by two (2) qualified practicing physicians selected and paid for by the Company (and reasonably acceptable to the Executive) shall be conclusive.

(e) As used herein, the term “Good Reason” shall mean, and be limited to, one or more of the following events occurring within one hundred eighty (180) days of a Change in Control and in the absence of the Executive’s consent: (i) a material adverse change in the Executive’s authority; (ii) an assignment of duties to Executive that are materially inconsistent with his duties, responsibilities and status at the time of the Change in Control; (iii) a reduction in the Base Salary (as hereinafter defined), Bonus opportunity or other material compensation paid hereunder; or (iv) the Company requires that Executive relocate his principal office location more than twenty five (25) miles from its present location.

(f) As used herein, the term “Change in Control” shall mean, and be limited to:

(I) The acquisition, after the Effective Date, by any individual, entity or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13(d)(3) promulgated under the Exchange Act) of 50% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting securities”); or

(II) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reasons to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(III) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, following such Business Combination, (1) all or substantially all the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all the Company’s assets either directly or through one of more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) at least a majority of the members of the Board after consummation of such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

(g) Upon any termination of this Agreement as hereinabove provided, the Company’s obligations under this Agreement to pay further compensation shall cease forthwith, except that: (i) the Executive shall be entitled to receive any and all unpaid Base Salary appropriately prorated to and as of the effective date of termination (based on the number of days elapsed prior to the date of termination), and any other amounts then due and payable to the Executive hereunder; and (ii) the Executive may be entitled to receive the “Severance Pay” described in Section 3 below. All such payments shall be made on the next applicable payment date therefor (as provided in Section 3 below) following the effective date of termination, except if the Company elects to pay Severance Pay in installments as described in Section 3.

3. Compensation and Benefits.

(a) Base Salary. As compensation for the services to be rendered by the Executive hereunder, the Company shall pay to the Executive a base salary at the rate of Two Hundred Fifty Thousand Dollars ($250,000.00) per annum (the “Base Salary”), which shall be payable in periodic installments in accordance with the standard payroll practices of the

Company in effect from time to time, and shall be subject to applicable tax and payroll withholdings.

(b) Bonus Compensation. In addition to the Base Salary, the Executive will be entitled to receive a bonus and/or other incentive compensation in an amount of One Hundred Thousand Dollars ($100,000.00) per annum and as set forth in a written “Bonus Plan” (The “Bonus”); provided, however, payment of a bonus or other incentive compensation may be conditioned on the attainment of certain reasonable personal and/or Company objectives, and nothing herein shall be construed to establish any guarantee that any bonus shall be paid for the year ended December 31, 2007 and beyond if such objectives are not met. The amount, if any, and timing of such bonus, shall be determined by the Committee in its sole discretion. The Bonus Plan applicable for the year ending on December 31, 2006 is fully guaranteed and shall be payable in periodic installments in accordance with the standard payroll practices of the Company in effect from time to time, and shall be subject to applicable tax and payroll withholdings.

(c) Stock Options. Upon the date of the approval of the Company’s Compensation Committee of the Board of Directors (the “Effective Date”), the Company also shall grant to the Executive an option to purchase up to Four Hundred Sixty Thousand (460,000) shares of the common stock of the Company (the “Stock Options”). Such Stock Options shall be subject to: (i) an exercise price equal to the closing bid price of the Company’s common stock on the OTC Bulletin Board on the Effective Date; and (ii) a vesting schedule (assuming continued employment) as follows: one-fourth (25%) shall vest on the first anniversary of the grant date; the remainder (75%) shall vest in equal monthly increments over the next thirty six months after the first anniversary date of the grant.

(d) Severance Pay. If this Agreement is terminated pursuant to Sections 2(b)(i), 2(b)(iii) or 2(b)(vi) of this Agreement, the Company shall pay the Executive as “Severance Pay,” six (6) months of the annual Base Salary plus Bonus (defined as the bonus amount paid to Executive during the twelve months prior to the termination). At the Company’s sole discretion, such amount may be payable by the Company in accordance with its normal payroll practices, over a period of six (6) months (or less), or it may be payable in a lump sum. In all cases, such payments shall be subject to applicable tax and other withholdings. If this Agreement is terminated pursuant to Section 2(b)(iv) of this Agreement, the Company shall pay the Executive, as “Severance Pay,” twelve (12) months of the annual Base Salary plus Bonus in effect at the time of such termination.

(e) Expenses. Throughout the period of the Executive’s employment hereunder, the Company shall also reimburse the Executive, upon presentment by the Executive to the Company of appropriate receipts and vouchers therefore, for any reasonable out-of-pocket business expenses incurred by the Executive in connection with the performance of his duties and responsibilities hereunder.

(f) No Other Pay or Benefits. The payments and benefits expressly set forth in this Agreement and in any “Bonus Plan” and/or “Stock Option Agreement” (as those terms are defined below) described herein shall constitute all compensation to which the Executive shall be entitled pursuant to the Executive’s employment during the Term, to the exclusion of any other pay and/or benefits.

4. Fringe Benefits.

The Executive shall further be entitled to fringe benefits, in accordance with the Company’s standard policies and procedures in effect from time to time, including, but not necessarily limited to, medical, dental, life and disability insurance coverage, 401(k) participation, paid vacation, holidays, personal days and sick days.

5. Nondisclosure of Confidential and Proprietary Information.

During the Term and thereafter, the Executive agrees to the following:

(a) The Executive acknowledges that during the Term, the Executive will have access to and possession of trade secret, confidential information, and proprietary information (collectively, as defined more extensively below, “Confidential Information”) of the Company, its subsidiaries and affiliates and their respective clients. The Executive recognizes and acknowledges that this Confidential Information is valuable, special and unique to the Company’s business, and that access to and knowledge thereof are essential to the performance of the Executive’s duties to the Company. During the Term and thereafter, the Executive will keep secret and will not use or disclose to any person or entity other than the Company, in any fashion or for any purpose whatsoever, any Confidential Information relating to the Company or its clients except at the express written request of the Company.

(b) The term “Confidential Information”, includes, but is not limited to, information written, in digital form, in graphic form, electronically stored, orally transmitted or memorized concerning:

(i) the Company’s business or operations plans, strategies, portfolio, prospects or objectives;

(ii) the Company’s structure, products, product development, technology, distribution, sales, services, support and marketing plans, practices, and operations;

(iii) the prices, costs, and details of the Company’s services;

(iv) research and development, new products, licenses, operations or plans;

(v) trade secrets, proprietary information, trade and service marks, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, technology, writings, software programs, other works of authorship, know-how, discoveries, developments, designs, schematics, manuals, drawings, techniques, employee suggestions, development tools, computer printouts, and improvements;

(vi) clients and client lists (including without limitation, the identities or clients, names, addresses, contact, persons and the clients’ business status or needs);

(vii) information regarding the skills, compensation and benefits of other employees of the Company;

(viii) financial records, unpublished financial statements, financial condition, results of the Company’s operations and related information about the Company;

(ix) any other financial, commercial, business or technical information related to any of the products or services made, developed or sold by the Company or its clients.

(c) The Executive further recognizes that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive will, at all times during the Term and thereafter, hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with work for the Company, Third Party Information unless expressly authorized by the Company in writing.

(d) The Executive further agrees to, at all times, store and maintain all Confidential Information in a secure place. On the termination of the relationship, the Executive agrees to deliver all records, data, information, and other documents produced or acquired during the term of this relationship, and all copies thereof, to the Company. Such material at all times will remain the exclusive property of the Company, unless otherwise agreed to in writing by the Company. Upon termination of the relationship, the Executive agrees to make no further use of any Confidential Information on his or her own behalf or on behalf of any other person or entity other than the Company.

(e) The Executive will not, at any time during the Term, improperly use or disclose any confidential information or trade secrets of any former employer or any other person to whom the Executive has an obligation of confidentiality, and will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom the Executive has an obligation of confidentiality, unless consented to in writing by that former employer or person.

6. Agreement Not to Compete.

(a) During the Term and for a period of six (6) months thereafter (“Period of Restriction”), the Executive will not, directly or indirectly, for his own account or on behalf of any other party or as an employer, employee, consultant, manager, agent, broker, contractor, stockholder, director or officer of a corporation, investor, owner, lender, partner, joint venture, licensor, licensee, sales representative, distributor, or otherwise: (i) Conduct any business with any company which does business by engaging in the research, design, production, development, manufacture, licensing, patenting, marketing or sale of any services, programs or products which provide similar functions to any of the Company’s services, programs or products, or by engaging in, or contributing the Executive’s knowledge and abilities to, any business or entity in direct or indirect competition with the Company by becoming an owner, officer, director, significant stockholder, employee, partner, commissioned salesperson, agent, representative or consultant of or for any such business or entity, except on behalf of the Company as part of the Executive’s normal duties as an employee of the Company or as authorized in writing by the Company; (ii) Directly or indirectly, for his own account or for the benefit of others, solicit, hire or retain any employee of the Company or its affiliates or persuade or entice any employee of the Company or its affiliates to leave the employ of the Company or its affiliates; or (iii) Molest or interfere with the goodwill and relationship with any of the customers or subscribers of the Company or its affiliates.

(b) The Executive agrees that any breach of this Section 6 shall cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, the Executive agrees that (i) the Executive shall not be entitled to any further payments due under the terms of this Agreement, and (ii) any Stock Options granted but not exercised shall be void and have no further force or effect. Furthermore, in addition to any other remedies that may be available, the Company shall have the right to seek specific performance and injunctive relief as set forth in Section 8, without the need to post a bond or other security.

(c) The Executive further acknowledges that the covenants contained in this Section 6 are (i) a material part of this Agreement and if this Agreement is terminated for any reason, the Executive will be able to earn a livelihood without violating these provisions and (ii) reasonably limited and in furtherance of the legitimate business interests of the Company.

7. Return of Company Property.

When the Executive leaves the employ of the Company, the Executive will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) any and all devices, records, recordings, data, notes, reports, proposals, lists (including, but not limited to, customer lists), correspondence, specifications, drawings, blueprints, sketches, materials, computer materials, equipment, other documents or property, together with all copies thereof (in whatever medium recorded), belonging to the Company, its successors or assigns. The Executive further agrees that any property situated on the Company’s premises and owned by the Company, including computer disks and other digital, analog or hard copy storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, the Executive will cooperate with the Company in completing and signing the Company’s termination statement for technical and management personnel.

8. Legal and Equitable Remedies.

Because the Executive’s services are personal and unique and because the Executive may have access to and become acquainted with the Proprietary Information of the Company, and because the parties agree that irrepressible harm would result in the event of a breach of Sections 5, 6, and 7 by the Executive, the Company may not have an adequate remedy at law, the Company will have the right to enforce Sections 5, 6, and 7 and any of their provisions by injunction, restraining order, specific performance or other injunction relief, without bond, and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement. Employer’s remedies under this Section 9 are not exclusive, and shall not prejudice or prohibit any other rights or remedies under this Agreement or otherwise. Notwithstanding anything to the contrary herein and except as part of the Executive’s normal duties as an employee of the Company or as authorized in writing by the Company, during the Period of Restriction, any direct solicitation by the Executive of any existing customer or employee of the Company during such period, or any use or disclosure by the Executive of any trade secrets or customer lists at any time after termination of this Agreement, shall be presumed to be an irreparable injury to the Company and may be specifically enjoined.

9. No Conflicting Obligations. The Executive represents as follows:

(a) That his compliance with the terms of this Agreement and his performance as an executive of the Company does not and shall not breach any agreement or provision of any agreement obligating the Executive: (i) to keep in confidence, information acquired by the Executive in confidence or in trust prior to employment by the Company; or (ii) not to compete with a former employer of the Executive.

(b) That he has not entered into, and agrees not to enter into, any agreement, either written or oral, in conflict with this Agreement or with any of the material terms hereof

10. Notification of New Employer.

In the event that the Executive leaves the employ of the Company, the Executive hereby agrees to notify his new employer of those of his obligations that are continuing under this Agreement.

11. Notices.

Any notice of communication permitted or required by this Agreement shall be in writing and delivered personally or via overnight courier or certified mail, return receipt requested:

If to the Company:	Vertical Communications
106 Cattlemen Road
Sarasota, Florida 34232
Attn: Chief Executive Officer

If to the Executive:	Ken Clinebell
10407 Acelia Way
Tampa, FL 33626

12. Opportunity for Review.

THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS BEEN OFFERED ADEQUATE OPPORTUNITY TO REVIEW THIS AGREEMENT, THE EXECUTIVE HAS REVIEWED THIS AGREEMENT CAREFULLY AND HAS HAD AMPLE OPPORTUNITY TO OBTAIN ADVICE AS TO THE MEANING OF THE TERMS, COVENANTS AND AGREEMENTS CONTAINED HEREIN FROM SUCH PROFESSIONAL ADVISORS AS THE EXECUTIVE HAS DEEMED APPROPRIATE OR NECESSARY.

The Executive further acknowledges that the Company will be irreparably harmed if the Executive discloses the contents hereof, whether orally or in writing, to any person or party except as permitted by this Agreement or as may be required under applicable law and, therefore, the Executive affirms that any such disclosure shall be deemed a material breach of this Agreement. Notwithstanding the foregoing, the Executive may disclose and review this Agreement with any of the Executive’s professional advisors provided such advisors undertake to retain the confidentiality of the content of this Agreement.

13. General.

(a) No waiver by the Company of any breach of this Agreement will be a waiver of any preceding or subsequent breach,. No waiver by the Company of any right under this Agreement will be construed as a waiver of any other right. The Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

(b) Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the express prior written consent of the other party.

(c) The captions and paragraph headings used in this Agreement are for convenience of reference only, and will not affect the construction or interpretation of this Agreement or any of the provisions hereof.

(d) The validity and construction of this Agreement or any of its provisions will be governed by and constructed in accordance with the laws of the State of Florida without regard to its conflicts of law. Each of the parties hereto submits to the exclusive jurisdiction of the United States District Court for the Southern District of Florida located in Tampa, Florida, or if such court lacks subject matter jurisdiction, to the jurisdiction of the Supreme Court of the State of Florida, County of Hillsborough. Each of the parties hereto specifically waives any objection that it may otherwise have to the jurisdiction or venue of any such Courts or that such Courts are an inconvenient forum and acknowledges that service of process may be made by mailing a copy thereof in accordance with the provisions of Section 11. However, any dispute arising under, out of, in connection with, or in relation to: the Executive’s employment with the Company; the termination of that employment; this Agreement or the making, validity, interpretation or breach thereof, will be determined and settled by arbitration before a single arbitrator at the offices of the American Arbitration Association (“AAA”) located in Tampa, Florida or an office located nearest to Tampa, Florida, pursuant to the rules then obtaining of the AAA. Any award rendered will be final and conclusive upon the parties, and judgment thereon may be entered in any court of competent jurisdiction. The arbitrator will have no authority to add to or to modify any provision of this Agreement and may in no event award punitive damages. The prevailing party in such an arbitration proceeding will be entitled to recover from the other party his attorneys’ fees, all reasonable out-of-pocket costs and disbursements, as well as all charges which may be made for the cost of the arbitration and the fees of the arbitrator, but nothing in this Section 13(d) will preclude the Company from obtaining injunctive relief as set forth in Section 8 above.

(e) This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

(f) This Agreement may be executed in counterparts, each of which will be deemed to be an original hereof, but all of which together will constitute one and the same instrument.

(g) This Agreement constitutes the sole and entire agreement and understanding between the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of every kind and nature between them as to such subject matter.

(h) This Agreement is intended for the sole and exclusive benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, and no other person or entity will have any right to rely on this Agreement or to claim or derive any benefit herefrom absent the express written consent of the party to be charged with such reliance or benefit.

(i) If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision will thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Agreement, as the situation may require; and this Agreement will be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be.

(j) The provisions of this Agreement will survive the termination of the Executive’s employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

THE EXECUTIVE UNDERSTANDS THAT THIS AGREEMENT RESTRICTS HIS RIGHT TO COMPETE DURING AND SUBSEQUENT TO HIS EMPLOYMENT, RESTRICTS HIS RIGHT TO DISCLOSE OR USE THE COMPANY’S CONFIDENTIAL AND PROPRIETARY INFORMATION DURING AND SUBSEQUENT TO HIS EMPLOYMENT, AND AFFECTS HIS RIGHTS TO INVENTIONS THE EXECUTIVE MADE DURING THE EXECUTIVE’S EMPLOYMENT.

THE EXECUTIVE HAS READ THIS AGREEMENT CAREFULLY, AND FULLY UNDERSTANDS ITS TERMS.

IN WITNESS THEREOF, the parties have executed and delivered this Agreement as of the Effective Date.

VERTICAL COMUNICATIONS, INC

By:

Name:
Title:

By:
KEN CLINEBELL